FOR RELEASE                                  CONTACT: Mike Magusiak
July 15, 2003                                         President
3:05 p.m. Central Time                                (972) 258-5509
                                                      (972) 258-4525




                         CEC ENTERTAINMENT, INC. REPORTS
                             SECOND QUARTER RESULTS



IRVING, TEXAS - CEC Entertainment, Inc. (NYSE:"CEC") today announced earnings for the second quarter ended June 29, 2003.

Revenues for the second quarter of 2003 increased to $152.9 million from $142.4 million in the second quarter of 2002. Net income in the second quarter of 2003 decreased to $14.8 million from $15.3 million in the same period of 2002. Earnings per share on a diluted basis were $0.54 per share in both the second quarter of 2003 and the second quarter of 2002.

Revenues for the first six months of 2003 increased to $337.0 million from $315.2 million in the first six months of 2002. Net income in the first six months of 2003 increased to $42.2 million from $42.1 million in the same period of 2002. Earnings per share on a diluted basis in the first six months of 2003 were $1.54 per share compared to $1.47 in the first six months of 2002.

Mike Magusiak, President said, "Revenue increased 7.4% in the second quarter due to new store development. Comparable store sales decreased 1.5% primarily due to a difficult economic environment and a shift in the Easter Holiday to the second quarter of 2003. Strong cash flow from operations of $86 million during the first half of the year enabled the Company to fund $42 million of capital expenditures, reduce outstanding debt by $31 million and repurchase $17 million of treasury shares. During the second quarter, the Company completed a $25 million stock repurchase program authorized last year and authorized a new $25 million stock repurchase program."

Mr. Magusiak further added, "Consistent with our prior guidance, we remain comfortable with the current consensus analyst earnings estimates of $2.60 for 2003. Based on current sales and cost trends and assuming a modest improvement in the economy, we expect diluted earnings per share to range from $0.61 to $0.64 per diluted share during the third quarter of 2003 and $0.42 to $0.45 per diluted share during the fourth quarter of 2003. Sales results in the second half of 2003 are expected to benefit from our continued investment in existing stores, a guest value initiative implemented in the second quarter of 2003 and easier sales comparisons to the second half of last year."


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Richard M. Frank,  Chairman and Chief Executive Officer stated that,  "Despite a difficult economic environment, the Company is generating increased earnings and solid cash flow that enable us to continue executing a strong capital expenditure plan of reinvestment in our core stores and increasing the number of stores through new store development. We also believe our strategies of enhancing value to our guests and building on operational execution will drive guest visit frequency and create long-term value for our shareholders. We believe the Chuck E. Cheese's brand is well positioned and our strategies will enable us to meet the challenge of the current economic environment."

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on CEC's operating results, performance or financial condition are its ability to implement its growth strategies, national, regional and local economic conditions affecting the restaurant/entertainment industry, competition within each of the restaurant and entertainment industries, store sales cannibalization, success of its franchise operations, negative publicity, fluctuations in quarterly results of operations, including seasonality, government regulations, weather, school holidays, commodity, insurance and labor costs.

CEC Entertainment, Inc. operates a system of 443 Chuck E. Cheese's restaurants in 47 states, of which 392 are owned and operated by the Company.









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


                                       CEC ENTERTAINMENT, INC.
                                        RESULTS OF OPERATIONS

                                 (Thousands, except per share date)


                                                 Quarter Ended                  Year to Date Ended
                                             06/29/03      06/30/02           06/29/03      06/30/02
                                            ---------     ---------          ---------     ---------
Revenues:
      Food and beverage                     $ 101,233     $  95,278          $ 222,077     $ 210,119
      Games and merchandise                    50,856        46,255            113,264       103,205
      Franchise fees and royalties                793           777              1,658         1,703
      Interest income                               3           106                 12           182
                                            ---------     ---------          ---------     ---------
                                              152,885       142,416            337,011       315,209

Costs and expenses:
      Cost of sales                            68,964        64,012            146,392       137,703
      Selling, general and
         administrative expenses               19,444        18,589             40,635        38,425
      Depreciation and amortization            11,052         9,520             21,957        18,673
      Interest expense                            181           256                464           549
      Other operating expenses                 29,124        24,959             58,661        50,925
                                            ---------     ---------          ---------     ---------
                                              128,765       117,336            268,109       246,275

Income before income taxes                     24,120        25,080             68,902        68,934

Income taxes                                    9,359         9,757             26,734        26,815
                                            ---------     ---------          ---------     ---------

Net income                                  $  14,761     $  15,323          $  42,168     $  42,119
                                            =========     =========          =========     =========

Earnings per share:
      Basic                                 $     .54     $     .55          $    1.55     $    1.51
      Diluted                               $     .54     $     .54          $    1.54     $    1.47

Weighted average shares outstanding:
      Basic                                    26,990        27,800             27,111        27,827
      Diluted                                  27,322        28,456             27,357        28,503



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


                                       CEC ENTERTAINMENT, INC.
                                 SUPPLEMENTAL FINANCIAL INFORMATION

                                             (Thousands)


                                                 Quarter Ended                      Year Ended
                                             06/29/03      06/30/02           06/29/03      06/30/02
                                            ---------     ---------          ---------     ---------
Cost of sales:
      Food, beverage and related supplies   $  18,245     $  17,474          $  40,215     $  39,153
      Games and merchandise                     6,965         5,864             14,489        12,961
      Labor                                    43,754        40,674             91,688        85,589
                                            ---------     ---------          ---------     ---------
                                            $  68,964     $  64,012          $ 146,392     $ 137,703

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


                                         CEC ENTERTAINMENT, INC.
                                       CONSOLIDATED BALANCE SHEETS
                                    (Thousands, except share amounts)

                                                                           June 29,        December 29,
                                                                             2003              2002
                                                                          -----------      ------------
                                                                          (Unaudited)
  ASSETS

  Current assets:

     Cash and cash equivalents.......................................      $   9,377         $  12,214
     Accounts receivable.............................................          7,197            11,270
     Inventories.....................................................         11,521            10,716
     Prepaid expenses................................................          7,016             5,500
     Deferred tax asset..............................................            804             1,319
                                                                           ---------         ---------
     Total current assets............................................         35,915            41,019
                                                                           ---------         ---------

  Property and equipment, net........................................        513,478           493,533
                                                                           ---------         ---------

  Notes receivable from related parties .............................                            3,825
                                                                           ---------         ---------

  Other assets.......................................................          1,583             1,326
                                                                           ---------         ---------
                                                                           $ 550,976         $ 539,703
                                                                           =========         =========

  LIABILITIES AND SHAREHOLDERS' EQUITY

  Current liabilities:
     Current portion of long-term debt...............................      $     155         $     143
     Accounts payable and accrued liabilities........................         52,175            43,002
                                                                           ---------         ---------
          Total current liabilities..................................         52,330            43,145
                                                                           ---------         ---------

  Long-term debt, less current portion...............................         31,568            62,349
                                                                           ---------         ---------

  Deferred rent......................................................          4,450             4,086
                                                                           ---------         ---------

  Deferred tax liability.............................................         43,337            38,156
                                                                           ---------         ---------

  Other liabilities..................................................          4,750             4,750
                                                                           ---------         ---------

  Commitments and contingencies

  Redeemable preferred stock, $60 par value,
     redeemable for $2,797 in 2005...................................          2,598             2,549
                                                                           ---------         ---------

  Shareholders' equity:
     Common stock, $.10 par value; authorized 100,000,000 shares;
      35,713,321 and 35,669,773 shares issued, respectively .........          3,571             3,567
     Capital in excess of par value..................................        203,064           201,936
     Retained earnings ..............................................        350,284           308,277
     Accumulated other comprehensive income (loss) ..................            852               (91)
     Less treasury shares of 8,947,898
        and 8,409,169, respectively, at cost.........................       (145,828)         (129,021)
                                                                           ---------         ---------
                                                                             411,943           384,668
                                                                           ---------         ---------
                                                                           $ 550,976         $ 539,703
                                                                           =========         =========


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